Exhibit 99.1

Blink Charging Announces First Quarter 2019 Financial Results

Leading Provider of Electric Vehicle Charging Equipment and Networked Charging Services Announces Results for the Quarter ended March 31, 2019

MIAMI BEACH, FL (May 15, 2019): Blink Charging Co. (NASDAQ: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator and provider of electric vehicle (EV) charging station products and networked EV charging services, today announced unaudited financial results for the quarter ended March 31, 2019.

First Quarter 2019 Highlights:

●	Net loss attributable to common shareholders for the quarter ended March 31, 2019 was $1.9 million, or $0.07 per share, versus a loss of $21.9 million, or $2.58 per share, for the quarter ended March 31, 2018. Blink’s net loss attributable to common shareholders improved by $20 million, or 91%, between 2019 and 2018 primarily due to no deemed dividend for the quarter ended March 31, 2019 versus the quarter ended March 31, 2018 and lower operating expenses offset by lower other income for the quarter ended March 31, 2019 versus the quarter ended March 31, 2018.

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Total liabilities were $4.8 million at March 31, 2019 versus $5.6 million at December 31, 2018 reflecting a decrease of $0.8 million or a 14% reduction in total liabilities during the first quarter of 2019, primarily as a result of lower notes payable, accounts payable and accrued expenses in the current period versus December 31, 2018.

●	Blink’s electric vehicle charging network had approximately 146,567 registered members as of March 31, 2019 as compared to approximately 141,165 registered members as of March 31, 2018, representing a 4% increase year over year in registered network members.

Michael D. Farkas, Chairman and Chief Executive Officer, stated “We are pleased with our performance from the first quarter indicating continued improvement in our network charging revenue, increase in charging members and strategic initiatives to lead us into the next several quarters.”

During the first quarter of 2019, Blink successfully accomplished the following:

○	Completed our pilot program for the Blink IQ200 family of next-generation, 80Amps, Level 2 Fast AC charging stations utilizing dozens of units and more than six months of testing throughout the United States. The Blink IQ200 is now in full production and commercially available to customers.

○	Signed an agreement with the Eunice Energy Group (“EEG”) to establish a joint venture in Europe, Blink Charging Europe Ltd. The purpose of the joint venture will be to leverage Blink’s EV products, network, technology and experience within the EV charging space alongside EEG’s position in the energy space and financial capabilities to expand the charging infrastructure in Greece and other European countries.

About Blink Charging:

Blink Charging Co. (NASDAQ: BLNK, BLNKW) is one of the leaders in nationwide public electric vehicle (EV) charging equipment and services.

Blink Charging designs, owns, operates and sells EV charging equipment under the Blink brand, as well as a number of other charging station equipment manufacturers including Chargepoint, General Electric (GE) and SemaConnect. Blink Charging also offers connectivity to the Blink Network, a cloud-based platform that operates, manages and tracks Blink’s EV charging stations and all associated data.

For more information about Blink, please visit www.BlinkCharging.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact:

InvestorRelations@BlinkCharging.com

Blink Media Contact:

PR@BlinkCharging.com